Exhibit 10.29
New Product Bonus Incentive Program
     The Company has adopted a New Product Bonus Incentive Program (the “New Product Program”). The purpose of the New Product Program is to provide executive officers with an incentive to focus on new products. Under the New Product Program, executive officers of the Company are eligible to receive a cash bonus of up to five (5) percent of their base pay upon the successful achievement of three specific new product goals in fiscal 2008. Under the New Product Program, participants are eligible to receive 1/3rd of their total bonus for each specific new product goal achieved prior to the end of the 2008 fiscal year.